EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statements pertaining to the Nonqualified Stock Option Plan of Pioneer Financial Services, Inc. (Form S-8, No. 33-37305), the Pioneer Financial Services, Inc. Employee Savings and Stock Ownership Plan (Form S-8, No. 33-45894), the National Benefits Plans, Inc. 1992 Agents Stock Purchase Plan (Form S-8, No. 33-53686), and the 1994 Omnibus Stock Incentive Program, the Employee Stock Purchase Plan, and the Career Agent Stock Purchase Plan (Form S-8, No. 33-02481) of our report dated March 21, 1997, with respect to the consolidated financial statements and schedules of Pioneer Financial Services, Inc. and subsidiaries included in the annual report (Form 10-K) for the year ended December 31, 1996.

                         ERNST & YOUNG, LLP



Chicago, Illinois
March 21, 1997